Exhibit 23.3

CONSENT OF HILL, BARTH & KING LLC, INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Certain Experts” in the Registration Statement on Form SB-2 and related Prospectus of Bancshares of Florida, Inc., filed pursuant to Securities and Exchange Commission Rule 462(b) and General Instruction C, for the registration of an additional 287,833 shares of its common stock and to the incorporation by reference therein of our report dated February 10, 2003, relating to the financial statements of Bancshares of Florida, Inc. as of December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000.

/s/ Hill, Barth & King, LLC

Certified Public Accountants

Naples, Florida

July 27, 2004